                                                                     EXHIBIT 5.1

                       (BASS, BERRY & SIMS PLC LETTERHEAD)


                                  May 20, 2003

Civitas BankGroup, Inc.
4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee  37067

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1998 Stock Option Plan (the "Plan") filed by you with the Securities and Exchange Commission covering an aggregate of 900,000 shares (the "Shares") of common stock, $.50 par value, issuable pursuant to the Plan.

         In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                /s/ Bass, Berry & Sims PLC